                                  EXHIBIT 23.2

                        Independent Auditor's Consent

The Board of Directors
Neoware Systems, Inc.:

We consent to the use of our report dated August 23, 2002, with respect to the consolidated balance sheet of Neoware Systems, Inc. as of June 30, 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended, incorporated herein by reference.

/s/ KPMG LLP
Philadelphia, Pennsylvania
August 11, 2003